Exhibit 10.1

FAT Brands Inc.

9720 Wilshire Blvd., Suite 500

Beverly Hills, CA 90212

Kenneth J. Kuick

3760 Longview Valley Road

Sherman Oaks, CA 91423

March 30, 2022

Dear Ken:

FAT Brands Inc. (the “Company”) is pleased to provide you with this retention incentive bonus agreement (this “Agreement”) to recognize your ongoing contributions to the Company.

We are offering you the bonus payment in the gross amount of $200,000 (the “Bonus”), subject to the terms and conditions in this Agreement. The Bonus shall be paid as soon as practicable following the date of this Agreement and will offset, on a dollar-for-dollar basis, any performance-based or discretionary bonus that you may otherwise earn or be entitled to receive with respect to 2022.

You will be required, to the extent permitted under applicable law, to repay the full amount of the Bonus within thirty (30) days if, prior to the time that the Company has duly filed both of its Annual Report on Form 10-K for the 2022 fiscal year and Quarterly Report on Form 10-Q for the first fiscal quarter of 2023, your continuous employment with the Company and its affiliates ends for any reason, other than termination by the Company without cause.

This Agreement does not confer upon you any right to continued employment or service with the Company or any affiliate, nor shall it interfere in any way with the right of the Company or any affiliate to terminate your employment or service at any time for any reason.

You will not have the right to assign, transfer, alienate, anticipate, pledge or encumber any portion of a payment due hereunder, nor shall such amounts be subject to seizure by legal process by any creditor of yours.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California, without reference to conflict of law principles thereof. The parties consent to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting within the State of California with respect to any dispute arising out of or relating to this Agreement. If you agree to the terms and conditions set forth above, then please sign and date in the space indicated below and return a signed original of this letter agreement to the undersigned.

Again, we value your contributions to the Company, and look forward to continuing our successful relationship.

Sincerely,

FAT Brands Inc.

By:	/s/ Andrew Wiederhorn
Name:	Andrew Wiederhorn
Title:	Chief Executive Officer

Acknowledged and agreed:

/s/ Kenneth J. Kuick		Date:	March 30, 2022
Name: Kenneth J. Kuick

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